SUPPLEMENTAL SHARE PURCHASE AGREEMENT

by and among

Yinlong Industrial Co. Ltd.,

Tailong Holdings Company Limited

Pacific Dragon Fertilizers Co. Ltd.

Yu Chang and Xiao Rong Teng

Dated as of February 12, 2009

Table of Contents

ARTICLE I The Transaction		1
1.1	Payment of Consideration under this Agreement.	1
1.2	Form of Payment.	1
ARTICLE II Closing		1
2.1	Closing.	1
2.2	Deliveries and Proceedings at Closing.	2
ARTICLE III Certain Covenants		2
ARTICLE IV Representation and Warranties of Seller and the Shareholders		3
4.1	Organization; Qualification.	3
4.2	Authorization; Enforceability.	3
4.3	No Violation of Laws or Agreements.	3
4.4	Subsidiaries and Investments.	4
4.5	Shares; Capitalization.	4
4.6	Records.	4
4.7	Financial Information.	5
4.8	Undisclosed Liabilities.	5
4.9	No Changes.	5
4.10	Tax Returns; Payment.	5
4.11	Legal Proceedings.	6
4.12	Governmental Approvals.	6
4.13	Compliance with Legal Requirements.	7
4.14	Labor Relations.	7
4.15	Environmental Matters.	7
4.16	Disclosure.	7
ARTICLE V Representations and Warranties of the Buyer		7
5.1	Organization.	8
5.2	Authorization.	8
5.3	No Violation of Laws or Agreements; Required Authorizations.	8
ARTICLE VI Survival of Representations, Indemnification		8
6.1	Survival of Representations.	8
6.2	Indemnification by Seller.	8
6.3	Indemnification by Buyer.	9
6.4	Notice of Claims.	9
6.5	Third-Party Claims.	9
6.6	Company Liability.	9
ARTICLE VII		10
Definitions, Construction		10
7.1	Definitions.	10
7.2	Construction.	12
ARTICLE VIII Miscellaneous		13
8.1	Further Assurances.	13
8.2	Notices.	13
8.3	Currency.	14
8.4	Jurisdiction; Service of Process.	14
8.5	Consents.	14

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8.6	Offset.	14
8.7	Consideration; Recitals; Governing Law.	15
8.8	Schedules.	15
8.9	Amendment and Waiver; Cumulative Effect.	15
8.10	Entire Agreement; No Third-Party Beneficiaries.	15
8.11	Severability.	15
8.12	Counterparts.	16

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Supplemental Share Purchase Agreement

This Supplemental Share Purchase Agreement (the “Agreement”), dated as of February 12, 2009, by and among Yinlong Industrial Co. Ltd., a company organized under the laws of the PRC (“Seller”), Tailong Holding Company Limited, a company organized under the laws of Hong Kong (“Buyer”), Pacific Dragon Fertilizer Co. Ltd. a company organized under the laws of the PRC (the “Company”) (each a “Party” and collectively the “Parties”) and for purposes of Articles 3, 6 and 8 only, Yu Chang, an individual residing in the PRC (“Mr. Chang”) and Xiao Rong Teng, an individual residing in the PRC (“Ms. Teng” and together with Mr. Chang the “Shareholders”).

Whereas, the Parties previously entered into that certain Share Purchase Agreement governed by the laws of China, dated February 12, 2009 (the “Chinese Agreement”) by and among Seller, Buyer and the Company;

Whereas, pursuant to the Chinese Agreement, Buyer agreed to purchase Seller’s beneficially and legally owned shares in the Company (the “Company Shares”); and

Whereas, the Buyer and Seller have, for additional consideration and benefits, entered into this Agreement to supplement the Chinese Agreement;

Now Therefore, in consideration of the premises and agreements set forth herein, and intending to be legally bound, the Parties hereby agree as follows:

Capitalized terms not immediately defined and used in this Agreement are defined in Article VII.

ARTICLE I
The Transaction

1.1 Payment of Consideration under this Agreement.  At the Closing, Buyer shall deliver to Seller the Promissory Note (as herein after defined) for the benefits described under this Agreement (the “Consideration”).  The payment of this consideration is subject to the conditions set forth in Article I.  Said Consideration is in addition to any payment made between the Parties in the Chinese Agreement.

1.2 Form of Payment.  Buyer shall deliver to Seller at the Closing an interest free promissory note for $6,980,000.00 (the “Promissory Note”) which must be repaid by December 31, 2009, in substantially the form set forth in Exhibit A.

ARTICLE II
Closing

2.1 Closing.  The parties shall consummate the payments under this Agreement, and implementation of terms and conditions for the Company Shares (the “Closing”) upon the completion of Sections 1.2, 2.1 and 2.2 of the Chinese Agreement (the “Closing Date”).  The Closing may occur in an office of K&L Gates LLP or such other time and place as Buyer and Seller may agree in writing.  If and to the extent the Parties mutually agree, the Closing may take place by exchange of facsimile or electronic signatures without the necessity for a physical meeting of the Parties.

(a)          Litigation.  No Legal Requirement shall be in effect that prohibits or threatens to prohibit the Contemplated Transactions or that would limit or adversely affect Buyer’s ownership of the Company Shares or control of the Company.  No Legal Proceeding shall be pending or threatened challenging the lawfulness of the Contemplated Transactions, seeking to prevent or delay any of the Contemplated Transactions or seeking relief by reason of the Contemplated Transactions.  Neither Seller, the Company, nor Buyer shall have received any claim by any person (written or oral) asserting that any person other than Seller (i) is the holder or beneficial owner of, or has the right to acquire or obtain beneficial ownership of, the Company Shares or any equity interest or right in the Company or the Subsidiaries, or (ii) has any Encumbrance on or Security Rights in the Company Shares.

2.2 Deliveries and Proceedings at Closing.

(a) Deliveries by Seller.  Seller or Company shall deliver to Buyer at the Closing:

(1) share certificate representing the amount of the shares Buyer shall own as provided hereunder and under the Chinese Agreement, which certificate shall be properly endorsed by the Company in accordance with Chinese law and indicated by identifying Buyer as the sole holder of the shares of Company;

(2) shareholders' or board resolutions of the Company and Seller approving the contemplated transactions contemplated under this Agreement and the Chinese Agreement;

(3) the approval documents issued by the competent government body approving the Chinese Agreement, the Company’s amended articles of association, including the letter of approval and approval certificate indicating the approval of competent government body for the conversion of the Company into a wholly-owned foreign enterprise with Buyer as the sole shareholder, and the updated business license of the Company issued by the relevant company registry;

(b) Deliveries by Buyer.  Buyer shall deliver or cause to be delivered to Seller at the Closing, the Promissory Note.

ARTICLE III
Certain Covenants

Tax Matter - Mutual Cooperation.  Buyer and Seller shall each assist the other, and Buyer shall cause the Company to assist Seller, as may reasonably be requested by any of them with the preparation of any Tax Return, any Tax audit, or any judicial or administrative proceedings relating to any Tax.  In addition, each party shall retain and provide the other with any records or information that may be relevant to such Tax Return, Tax audit, proceeding or determination.  The party requesting assistance under this Section shall reimburse the party providing assistance for direct expenses incurred in providing such assistance.

ARTICLE IV

Representation and Warranties of Seller and the Shareholders

Seller and the Shareholders jointly and severally represent and warrant to Buyer as set forth in this Article IV.

4.1 Organization; Qualification.  Each of Seller and the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  Each of Seller and the Company has the corporate power and authority to operate, own and lease its properties and carry on its business as now conducted.  Each of Seller and the Company has the absolute and unrestricted power, authority and capacity to enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations under this Agreement and such Other Agreements.  The Company is duly qualified and in good standing and is duly authorized to transact business.  Copies of the Governing Documents of the Company, which have been delivered to Buyer, are complete and correct.

4.2 Authorization; Enforceability.  This Agreement and each Other Agreement to which Seller, the Company or the Shareholders is a party have been duly executed and delivered by such party and constitute the legal, valid and binding obligations of such party, enforceable against it in accordance with their respective terms.  Each Other Agreement to which either Seller, the Company or the Shareholders is to become a party, when executed and delivered by such party, shall constitute the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms of such Other Agreement.  Each of Seller, the Company and the Shareholders has duly and validly authorized this Agreement and the Other Agreements to which it is or is to become a party and all of the Contemplated Transactions to be taken by it.

4.3 No Violation of Laws or Agreements.  To the knowledge of the Seller and the Shareholders, the execution and delivery of this Agreement and the Other Agreements and the consummation and compliance with the Contemplated Transactions by Seller and the Company shall not, directly or indirectly (with or without notice or the lapse of time or both):

(a) contravene, conflict with, or result in a violation of any provision of the Governing Documents of Seller or the Company or the resolutions adopted by the Board or Directors or stockholders of Seller or the Company;

(b) contravene, conflict with, result in a breach of, constitute a default or an event of default under, give any person the right to consent, approve or terminate (including the right to consent, approve or terminate upon a change of control or deemed assignment), or give to any person the right to cause any of the foregoing with respect to, any asset or Liability of Seller or the Company;

(c) accelerate, alter, cause the maturation of or create any Liability of Seller or the Company or give to any other person the right to cause any of the foregoing, or give any person any rights or remedies against Seller or the Company;

(d) alter, diminish or result in the termination, revocation, suspension, cancellation, withdrawal or loss of any asset of Seller or the Company, or create any rights or assets in any other person that may be adverse to the Company;

(e) violate, or give any person the right to obtain any relief or exercise any remedy under, any Legal Requirement to which Seller or the Company is subject, or by which any of their respective assets may be bound or affected, or give any person the right to challenge any of the Contemplated Transactions;

(f) cause Buyer or the Company to become subject to or liable for any Tax or cause any asset of the Company to be reassessed or re-valued by any taxing authority or other Governmental Body; or

(g) result in the creation or imposition of any Encumbrance or Security Right upon the Company Shares, equity or asset of Seller or the Company, give rise to any rights or Liabilities under any Security Rights in the Company Shares or other equity in the Company, or give to any other person any interest or right in any Company Shares, equity or asset of Seller or the Company.

4.4 Subsidiaries and Investments.  To the knowledge of the Seller and the Shareholders, the Company does not own, nor has it ever owned, any equity interest in any corporation, partnership, limited liability company, joint venture or other entity.  The Company is not a party to any contract to acquire any equity or other securities of any other person or ownership interest in any other business.

4.5 Shares; Capitalization.  To the knowledge of the Seller and the Shareholders, all of the Company Shares are owned of record, legally, beneficially and exclusively by Seller and Seller holds the exclusive right and power to vote the Company Shares.  The Company Shares are free and clear of any and all Encumbrances.  No legend or other reference to any purported Encumbrance appears upon any certificate representing the Company Shares.  Upon delivery of the Company Shares, Buyer will acquire good and valid legal and exclusive title to the Company Shares, free and clear of any Encumbrances.  No Security Rights relating to any of the Company Shares or other equity interests of the Company exist or are reserved or will be created by reason of the Contemplated Transactions.  No person has an obligation to create or issue any Security Rights with respect to the Company Shares or other equity of the Company.  The Company Shares were issued in compliance with all applicable Legal Requirements, including federal and state securities laws, and all applicable Security Rights.

4.6 Records.  To the knowledge of the Seller and the Shareholders, the books of account and related records of the Company reflect accurately and in detail its assets, Liabilities, revenues, expenses and other transactions.  The books of account of the Company have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (whether or not the Company is subject to that Section), including the maintenance of adequate internal controls.  The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors of the Company, and committees of the Board of Directors of the Company.  No meeting of stockholders, the Board of Directors of the Company, and committees of the Board of Directors of the Company has been held for which minutes have not been prepared and are not contained in the minute books of the Company.  All minute books of the Company have been made available to Buyer and, at Closing, will be in the possession of the Company.

4.7 Financial Information.  To the knowledge of the Seller and the Shareholders, attached as Exhibit B are the balance sheets and income statements for the Company at December 31, 2006, December 31, 2007 and September 30, 2008, (the “Financial Statements”).  The Financial Statements (i) are accurate, correct and complete in accordance with the books of account and records of the Company, (ii) have been prepared in accordance with GAAP on a consistent basis throughout the indicated periods and (iii) present fairly the financial condition, assets and liabilities and results of operation of the Company at the dates and for the relevant periods indicated in accordance with GAAP on a basis consistently applied.  No financial statements of any person other than the Company are required under GAAP to be included in the Financial Statements.  All references in this Agreement to “Balance Sheet Date” mean September 30, 2008, and to the “September 2008 Balance Sheet” mean the Company’s balance sheet as at September 30, 2008.  The Stockholders’ Equity of the Company at September 30, 2008, as determined by reference to the September 2008 Balance Sheet, was $47,193,891.40.

4.8 Undisclosed Liabilities.  To the knowledge of the Seller and the Shareholders, the Company has no Liabilities except (i) those disclosed on Schedule 4.9; and (ii) those of the same nature as those set forth on the September 2008 Balance Sheet that have arisen in the ordinary course of business of the Company after the Balance Sheet Date, none of which is materially different in amount as reflected in the Financial Statements (“Post-Balance Sheet Liabilities”).  All Post-Balance Sheet Liabilities are consistent in amount and character with past practice and experience.  No Post-Balance Sheet Liability has had or will have an adverse effect on the business, financial condition or prospects of the Company.  No Post-Balance Sheet Liability is a result of a breach of contract or warranty, a tort or infringement, or violation of any property rights or Legal Requirements.  The Company has not discontinued any operations, ceased doing business, sold all or substantially all of its operating assets, operates or formerly operated a business not related to the business, nor has the Company been involved in any merger, consolidation, combination, amalgamation, liquidation, division, dissolution proceedings, bankruptcy or moratorium proceeding at any time.

4.9 No Changes.  To the knowledge of the Seller and the Shareholders, since the Balance Sheet Date, the Company has conducted the Business only in the ordinary course, consistent with past practice.

4.10 Tax Returns; Payment.  To the knowledge of the Seller and the Shareholders, the Company has filed on a timely basis all Tax Returns that are or were required to be filed by it under applicable Legal Requirements.  All such Tax Returns were correct and complete in accordance with applicable Legal Requirements.  Sellers have delivered to Buyer copies of, and Schedule 4.11 contains a complete and accurate list of all such Tax Returns filed..  The Company has paid all Taxes that have been required to be paid under applicable Legal Requirements, including those shown due on the Tax Returns filed by it or under any assessment received as an adjustment to such Tax Returns.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has been made by a Taxing authority of a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction.  Without limiting the foregoing, the Company has no Liability for any Tax except (i) Taxes disclosed on Schedule 4.11, (ii) Taxes fully reserved on the September 2008 Balance Sheet, and (iii) Taxes accrued after the Balance Sheet Date that will be fully reserved on the balance sheet.  Schedule 4.11 identifies the GAAP method of reporting taxes on the Balance Sheet.

(a) Withholding.  The Company has withheld and paid all Taxes required under applicable Legal Requirements to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person.

(b) Assessments; Audits.  There is no pending, or, to the knowledge of Seller and the Company, threatened or anticipated, assessment of any additional Tax against any member of Seller or the Company for any taxable period.  Seller or the Company have not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any taxable period.  No Tax audit or examination is now pending or currently in progress with respect to the Company.

(c) Other Matters.  The Company is not a party to any income Tax allocation or sharing agreement.

4.11 Legal Proceedings.  To the knowledge of the Seller and the Shareholders, no Legal Proceeding is pending or threatened against or affecting the Company, any of the Company’s assets, any of the Company Shares or the Contemplated Transactions, and there is no basis for any of the foregoing.  No officer, director, agent, or employee of the Company is subject to any Legal Proceeding that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice.  No Legal Requirement shall be in effect that prohibits or threatens to prohibit the Contemplated Transactions.

4.12 Governmental Approvals.  To the knowledge of the Seller and the Shareholders, Schedule 4.13 identifies all Governmental Approvals that are material to the Company.  Each Governmental Approval is valid, subsisting and in full force and effect.  The Company is in full compliance with and has fulfilled and performed its obligations under each Governmental Approval.  No event or condition or state of facts exists (or would exist upon the giving of notice or lapse of time or both) that could constitute a breach or default under any Governmental Approval.  The Company has no knowledge of and has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other person regarding, any actual, alleged, possible, or potential (i) violation of or failure to comply with any term or requirement of any Governmental Approval or (ii) revocation, withdrawal, non-renewal, suspension, cancellation, termination of, or modification to any Governmental Approval.  No Legal Proceeding is pending or threatened to revoke, suspend or modify any Governmental Approval or to deny any renewal of any Governmental Approval.  All applications required to have been filed for the renewal of any Governmental Approval have been duly filed on a timely basis with the appropriate Governmental Bodies.  All other plans, filings, reports, notifications or other submissions required to have been made with respect to such Governmental Approvals or filed with any Governmental Body have been duly made or filed on a timely basis with the appropriate Governmental Bodies.  The Governmental Approvals identified on Schedule 4.13 constitute all of the Governmental Approvals necessary to allow the Company to conduct and operate its business in the manner currently conducted and in accordance with all applicable Legal Requirements and allow it to own and use its assets in the manner in which they are currently owned and used.

4.13 Compliance with Legal Requirements.  To the knowledge of the Seller and the Shareholders, the Company is and has been in full compliance of all Legal Requirements applicable to the Company.  No event has occurred or condition or state of facts exists that (with or without notice or lapse of time or both) (i) may constitute or result in a violation or non-compliance by the Company of any Legal Requirement, or (ii) may give rise to any Liability on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature (including any environmental remedial action).  The Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other person regarding (y) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (z) any actual, alleged, possible, or potential Liability on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

4.14 Labor Relations.  To the knowledge of the Seller and the Shareholders, the relations of the Company with its employees are good.  No representation election, arbitration proceeding, grievance, picketing, labor strike, dispute, slowdown, lockout, stoppage or other labor trouble is pending or, to the knowledge of Seller and the Company, threatened against or affecting the Company.

4.15 Environmental Matters.  To the knowledge of the Seller and the Shareholders, the Seller represents that there are no environmental matters regarding the Seller or the Company.

4.16 Disclosure.  To the knowledge of the Seller and the Shareholders, none of the representations or warranties of Seller and the Company contained in this Article IV and none of the information contained in the Schedules referred to in Article IV is false or misleading in any material respect or omits to state a fact necessary to make the statements in this Article IV or in the Schedules to Article IV not misleading in any material respect.  There is no fact known to either Seller or the Company that has specific application to the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as either Seller or the Company can reasonably foresee, materially threatens, the assets, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Schedules to this Agreement.

ARTICLE V
Representations and Warranties of the Buyer

Buyer represents and warrants to Seller as follows:

5.1 Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  Buyer has the corporate power and authority to enter into this Agreement and perform its obligations under this Agreement.

5.2 Authorization.  This Agreement has been duly executed and delivered by Buyer.

5.3 No Violation of Laws or Agreements; Required Authorizations.  The execution and delivery of this Agreement and the consummation and compliance with the transactions, terms and conditions of this Agreement by Buyer will not, directly or indirectly (with or without notice or the lapse of time or both):  violate, or give any person the right to obtain any relief, or exercise any remedy under, any Legal Requirement to which Buyer is subject, or by which any of its assets may be bound or affected, or give any person the right to challenge any of the Contemplated Transactions.

ARTICLE VI
Survival of Representations, Indemnification

6.1 Survival of Representations.  All representations, warranties, covenants and obligations made by any party in this Agreement shall survive the Closing.  Any limitation or qualification set forth in any one representation and warranty in Article IV or V shall not limit or qualify any other representation and warranty in Article IV or V.  The right to indemnification under this Article VI or any other remedy based on the breach or inaccuracy of any representation or warranty in Articles IV or V, or breach of, or noncompliance with, any covenant or obligation in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to any such representation, warranty covenant or obligation.  The waiver by any party of any condition at Closing of the breach or inaccuracy of any representation or warranty, or breach of, or noncompliance with, any covenant or obligation, will not affect the right of such party to indemnification, payment of Damages or other remedy based on such breach, inaccuracy or noncompliance.

6.2 Indemnification by Seller.  Seller, Mr. Chang and Ms. Teng shall indemnify, defend, save and hold harmless Buyer and its officers, directors, employees, agents and Affiliates (including, after the Closing, the Company; each, a “Buyer Indemnitee”) from and against all Damages (collectively, “Buyer Damages”) directly or indirectly asserted against, imposed upon, resulting to, or incurred or required to be paid by any Buyer Indemnitee from or in connection with:

(a) any breach or inaccuracy of any representation or warranty made by Seller or the Company in this Agreement (without giving effect to any supplement to the Schedules), in any supplement to the Schedules, in any certificate or document delivered by Seller or the Company in connection with this Agreement or any Other Agreement to which Seller or the Company, or both, is or is to become a party;

(b) any breach or nonperformance of any covenant or obligation made by Seller or the Company in or in connection with this Agreement or any Other Agreement to which Seller or the Company, or both, is or is to become a party; or

(c) any investigation, defense, settlement, enforcement, litigation or prosecution by Buyer, or efforts to obtain relief in connection with, any of the foregoing or of any of Buyer’s other rights under this Agreement, including any reasonable attorneys fees incurred in connection with Buyer’s enforcement of this Agreement or any of Buyer’s remedies relating to this Agreement.

6.3 Indemnification by Buyer.  Buyer shall indemnify, defend, save and hold harmless Seller and its officers, directors, employees, and agents (each, a “Seller Indemnitee”) from and against any and all Damages (collectively, “Seller Damages”) directly or indirectly asserted against, imposed upon, resulting to, or incurred or required to be paid by any Seller Indemnitee from or in connection with, (i) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or in any certificate or document delivered by Buyer in connection with this Agreement or any Other Agreement to which Buyer is a party, and (ii) a breach or nonperformance of any covenant or agreement made by Buyer in or in connection with this Agreement or in any Other Agreement to which Buyer is or is to become a party.

6.4 Notice of Claims.  If any Buyer Indemnitee or Seller Indemnitee (an “Indemnified Party”) believes that it has suffered or incurred, or will suffer or incur, any Damage for which it is entitled to indemnification under this Article VI, the Indemnified Party shall notify the party or parties from whom indemnification is being claimed (the “Indemnifying Party”).  This notice shall specify the factual basis of the claim in reasonable detail in light of the circumstances then existing.  If any Legal Proceeding is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall notify the Indemnifying Party of such action or suit.

6.5 Third-Party Claims.  The Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense of any third-party claim, action or suit.  The Indemnified Party may compromise or settle any third-party claim, action or suit so long as the Indemnified Party gives the Indemnifying Party advance notice of any proposed compromise or settlement.  The Indemnified Party shall permit the Indemnifying Party to participate in the defense of any such claim, action or suit through counsel chosen by the Indemnifying Party, so long as the fees and expenses of that counsel are borne by the Indemnifying Party.  If the Indemnified Party permits the Indemnifying Party to undertake, conduct and control the conduct and settlement of such claim, action or suit:  (i) the Indemnifying Party shall not permit any Encumbrance to exist upon any asset of the Indemnified Party; (ii) the Indemnifying Party shall not consent to any settlement that includes equitable relief and does not include as an unconditional term of the settlement the giving of a complete release from Liability with respect to such action or suit to the Indemnified Party; (iii) the Indemnifying Party shall permit the Indemnified Party to participate in such conduct or settlement through counsel chosen by the Indemnified Party (without any Order by any Governmental Body); and (iv) the Indemnifying Party shall agree promptly to reimburse the Indemnified Party for the full amount of any Damages including fees and expenses of counsel for the Indemnified Party.

6.6 Company Liability.  After the Closing, the Company shall have no Liability to Seller for any breach of any representation or warranty made by Seller or the Company to Buyer in this Agreement, in any certificate or document furnished in connection with this Agreement by Seller or the Company or any Other Agreement to which Seller or the Company, or both, is or is to become a party.

ARTICLE VII
Definitions, Construction

7.1 Definitions.  The following terms have the meanings specified below or are defined in the Sections referred to below.  All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

“Affiliate” means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person.

“Agreement” means this Supplemental Share Purchase Agreement, as it may be amended from time to time.

“Balance Sheet Date” is defined in Section 4.8.

“Buyer Damages” is defined in Section 6.2.

“Buyer Indemnitee” is defined in Section 6.2.

“Chinese Agreement” is defined in the introductory paragraph of this Agreement.

“Closing” is defined in Section 2.1.

“Closing Date” is defined in Section 2.1.

“Company Shares” is defined in the introductory paragraph of this Agreement.

“Contemplated Transactions” means the sale and purchase of the Company Shares and the transactions contemplated by this Agreement and the Other Agreements.

“Damage” means any loss, demand, claim, allegation, assertion, action or cause of action, assessment, damage (including incidental and consequential damages), deficiency, Liability, cost, expense, diminution of value, fine, penalty, judgment, award or settlement, whether or not involving a third-party claim, including reasonable legal fees, interest, and any reasonable amount paid in investigation, defense or settlement of any of the foregoing.

“Encumbrance” means any debt, mortgage, deed of trust, pledge, security interest, encumbrance, option, right of first refusal, agreement of sale, adverse claim, easement, lien, lease, assessment, restrictive covenant, Liability, encroachment, right-of-way, burden or charge of any kind or nature whatsoever, legal or equitable, or any item similar or related to the foregoing.

“Financial Statements” is defined in Section 4.8.

“GAAP” means U.S. generally accepted accounting principles.

“Governing Documents” means, with respect to any person who is not a natural person, the certificate or articles of incorporation, bylaws, formation or governing agreement and other charter documents or organization or governing documents or instruments of such person.

“Governmental Body” means any court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality (foreign, federal, state, local or other political subdivision).

“Indemnified Party” is defined in Section 6.4.

“Indemnifying Party” is defined in Section 6.4.

“Legal Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit (whether civil, criminal, administrative, investigative, or informal) or Order commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Legal Requirement” means any applicable international, multinational, national, foreign, federal, state, municipal, local (or other political subdivision) or administrative law, constitution, statute, code, ordinance, rule, regulation, requirement, standard, policy, guidance, treaty, judgment or Order of any kind or nature whatsoever including any public policy, judgment or principle of common law.

“Liability” with respect to any person or any property of such person, means any and all debt, liability or obligation of such person of any nature or kind whatsoever, whether or not due or to become due, accrued, fixed, absolute, matured, liquidated, asserted, conditional, secondary, potential, determined, determinable or contingent and whether or not incurred directly by such person or by any predecessor of such person, and whether or not arising out of any act, omission, transaction, circumstance, sale of goods or service, set off, recoupment, counterclaim or otherwise.

“Order” means any award, decision, injunction, judgment, order, ruling, writ, decree, determination, subpoena, stipulation or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Other Agreement” means any other agreement or document contemplated by this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement, including, without limitation, the Chinese Agreement and the Promissory Note.

“party” or “parties” mean a party or the parties to this Agreement.

“PRC” means the People’s Republic of China.

“person” means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, a Governmental Body or any other legal entity.

“Post-Balance Sheet Liability” is defined in Section 4.9.

“Required Authorization” means any registration, filing, declaration, application or notice to or with any person and any consent, approval, permit, qualification, waiver, waiting period, authorization, Order or action of or by any person.  “Required Authorization” shall include any consent, approval, waiver, authorization or other action required or to prevent any assets or Liabilities of the Company from being in default, terminating, accelerating, revoking, suspending, canceling, losing or diminishing in value, changing in any respect or creating any Liability or giving any person any rights or remedies as a result of the consummation of the Contemplated Transactions.

“Security Right” with respect to any security, means any option, warrant, subscription right, preemptive right, right to convert or exchange, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security.  “Security Right” includes convertible or exchangeable debt or equity securities and any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting and includes rights conferred by statute, by the issuer’s Governing Documents or by contract.

“Seller Damages” is defined in Section 6.3.

“Seller Indemnitee” is defined in Section 6.3.

“Tax” or “Taxes” means (i) all income, profits, franchise, gross receipts, capital, sales, use, withholding, municipal license (patents), value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, production, excise and other taxes, duties and other similar governmental charges and assessments imposed by or on behalf of any government or taxing authority (including interest and penalties thereon and additions thereto), whether or not disputed, and (ii) any obligations under any agreements or arrangements with respect to Taxes described in clause (i) above.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment, and including any amendment.

“September 2008 Balance Sheet” is defined in Section 4.8.

7.2 Construction.  As used in this Agreement, unless the context otherwise requires:  (i) references to “Article” or “Section” are to an article or section of this Agreement; (ii) all “Exhibits” and “Schedules” referred to in this Agreement are to Exhibits and Schedules attached to this Agreement and are incorporated into this Agreement by reference and made a part of this Agreement; (iii) ”include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (iv) the headings of the various articles, sections and other subdivisions of this Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions of this Agreement; (v) “knowledge” of a person means the actual knowledge of such person and the knowledge that a prudent individual could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation concerning the existence of the matters addressed; and (vi) a “breach” of a representation, warranty, covenant or obligation of this Agreement or any instrument delivered in connection with this Agreement shall include (A) a breach or inaccuracy of such representation or warranty, or a breach of, or noncompliance with, such covenant or obligation, or (B) any claim by any person or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant or obligation, and the term “breach” means any such breach, inaccuracy, noncompliance, claim, occurrence or circumstance.

ARTICLE VIII
Miscellaneous

8.1 Further Assurances.  After Closing, without further consideration, Seller shall take or cause to be taken such actions (including the execution, acknowledgment and deliver of instruments, documents, transfers, conveyances and assurances) as Buyer may request for the better conveying, transferring, assigning, delivering, assuring and confirming the Company Shares to Buyer.

8.2 Notices.  All notices given or made in connection with this Agreement shall be in writing.  Delivery of written notices shall be effective:  (i) on the second business day after the date of mailing, if delivered by registered or certified mail, postage prepaid, (ii) upon delivery, if sent by hand delivery, (iii) upon delivery, if sent by prepaid courier, with a record of receipt, or (iv) on the next day after the date of dispatch, if sent by cable, telegram, facsimile or telecopy.  All deliveries shall be made to the following addresses:

If to Buyer, to:

Tailong Holding Company Limited
Room 3F No. 11 Building,
Zhonghong International Business Garden, Future Business Center
Chaoyang North Road, Chaoyang District, Beijing, China  100024
Fax:  (86) 10-59621228

with a required copy to:

K&L Gates
1717 Main Street, Suite 2800
Dallas, Texas  75201
Fax:  (214) 939-5849
Attn:  David Luther, Esq.

If to Seller or the Shareholders, to:

Yinlong Industrial Co. Ltd.
No 143 of Ge Xin Street,
Nan Gang District,
Haerbin China
Fax: (86) 451 87965936

with a required copy to:

Yu Chang
No 143 of Ge Xin Street,
Nan Gang District,
Haerbin China
Fax: (86) 451 87965936
with a required copy to:

Xiao Rong Teng
No 143 of Ge Xin Street,
Nan Gang District,
Haerbin China
Fax: (86) 451 87965936

Notices to the Company shall be addressed in care of Seller before the Closing and in care of Buyer after the Closing.  Any party may change the address to which notice (or copies) to it shall be addressed by giving notice of that change to the other parties in accordance with this Section.

8.3 Currency.  All currency references in this Agreement are to United States dollars.

8.4 Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any party in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the District of New York.

8.5 Consents.  Each party consents to the jurisdiction of these courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid in such courts. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

8.6 Offset.  Buyer shall be entitled to an offset, setoff or recoup from any amounts due to Seller from Buyer under this Agreement or under any Other Agreement against any obligation of Seller to Buyer under this Agreement or under any Other Agreement.  This Agreement and all the rights and powers granted by this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

8.7 Consideration; Recitals; Governing Law.  The parties acknowledge the mutual receipt and sufficiency of valuable consideration for the formation of the legally binding contract represented by this Agreement.  That consideration includes all of the representations, warranties, covenants and obligations contained in this Agreement.  The recitals set forth at the beginning of this Agreement are incorporated into this Agreement and made a part of this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws doctrines.

8.8 Schedules.  The disclosures in the Schedules to this Agreement, and those in any supplement to the Schedules, relate only to the representations and warranties in the Section of the Agreement to which they expressly refer and not to any other representation or warranty in this Agreement.  In the event of any inconsistency between the statements in this Agreement and those in the Schedules, the statements in this Agreement will control.

8.9 Amendment and Waiver; Cumulative Effect.  To be effective, any amendment or waiver under this Agreement must be in writing and signed by the party against whom enforcement of the same is sought.  Neither the failure of any party to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other party with its obligations under this Agreement, nor any custom or practice of the parties at variance with the terms of this Agreement, shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance.  The rights and remedies of the parties are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter at law, in equity, by statute or otherwise.

8.10 Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Schedules and Exhibits set forth all of the promises, covenants, agreements, conditions and undertakings between the parties with respect to the subject matter of this Agreement.  This Agreement supersedes all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written, among the parties.  Except for the provisions of Sections 6.2 and 6.3 relating to Buyer Indemnitees and Seller Indemnitees, this Agreement is not intended to confer upon any person other than the parties any rights or remedies under this Agreement.

8.11 Severability.  If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable Legal Requirement in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party, (i) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (ii) all other terms, conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the Contemplated Transactions are fulfilled to the fullest extent possible.

8.12 Counterparts.  This Agreement may be executed in more than one counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

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The parties, each intending to be legally bound by this Agreement, have executed this Agreement as of the first date identified in the first sentence of this Agreement.

Seller:
Yinlong Industrial Co. Ltd. By: _______________________________ Name: _______________________________ Title: _______________________________

Buyer:
Tailong Holding Company Limited By: _______________________________ Name: _______________________________ Title: _______________________________

Company:
Pacific Dragon Fertilizer Co. Ltd. By: _______________________________ Name: _______________________________ Title: _______________________________

For Purposes of Articles 3, 6 and 8 only:
_________________________________ Yu Chang

_________________________________ Xiao Rong Teng

Schedules and Exhibits

Schedule 4.4	Required Authorizations
Schedule 4.9	Undisclosed Liabilities
Schedule 4.11	Tax Returns
Schedule 4.13	Government Approvals

Exhibit A	Promissory Note
Exhibit B	Financial Statements

Schedule 4.4
Required Authorizations

[MOFCOM Approvals]

Schedule 4.9
Undisclosed Liabilities

Schedule 4.11
Tax Returns

Schedule 4.13
Government Approvals

Exhibit A
Promissory Note

Exhibit B
Financial Statements